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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                        OF THE THIRD AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                                 FIREPOND, INC.

                             A DELAWARE CORPORATION

         Firepond, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST: The name of the Corporation is Firepond, Inc. The date of the filing of its original Certificate of Incorporation (the "Original Certificate") with the Secretary of State of the State of Delaware was November 4, 1999, under the name FirePond Merger Subsidiary, Inc. The Original Certificate was amended and restated on December 20, 1999, amended on January 4, 2000, amended and restated on February 4, 2000 and amended and restated on February 9, 2000.

         SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Third Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

         THIRD: That Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation is amended by replacing the first four paragraphs of Article FOURTH with the following five paragraphs:

         "The total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000 shares, of which (i) 100,000,000 shares shall be common stock par value $.10 per share (the "Common Stock"), and
(ii) 5,000,000 shares shall be preferred stock, par value $.10 per share (the "Preferred Stock"), of which 5,000,000 shares shall be undesignated preferred stock, par value $.10 per share (the "Undesignated Preferred Stock"). Except as otherwise restricted by this Third Amended and Restated Certificate of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

         Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

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         The number of authorized shares of the class of Undesignated Preferred
Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote, without a vote of the holders of the Undesignated Preferred Stock.

         The designations, powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

         Effective at 11:59 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every ten
(10) outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value as determined by the board of directors of such fractional share as of the effective date of the foregoing split."


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Amendment of the Amended and Restated Certificate of Incorporation on this 2nd day of August, 2002.


                                         FIREPOND, INC.

                                         By:

                                         /s/ Klaus P. Besier
                                         ---------------------------------------
                                         Klaus P. Besier
                                         President and Chief Executive Officer